EXECUTIVE EMPLOYMENT AGREEMENT


     This Executive Employment Agreement is made as of the 7th day of August, 1997 by and between United States Exploration, Inc., a Colorado corporation (the "Company"), and Bruce D. Benson, a Colorado resident ("Executive").

     The Company desires to employ Executive, and Executive desires to accept employment with the Company, subject to the terms and conditions hereinafter set forth. Accordingly, in consideration of the mutual covenants and agreements set forth herein, the Company and Executive agree as follows:

     1. Employment.

          1.1 Engagement of Executive. The Company agrees to employ Executive, and Executive agrees to accept employment by the Company, all in accordance with the terms and conditions of this Agreement.

          1.2 Duties and Powers.

               (a) During the Employment Period (as defined below), Executive will serve as the Company's President and Chief Executive Officer and will have all of the responsibilities, duties and authority ordinarily associated with those offices.

               (b) During the Employment Period, Executive shall serve on the Board of Directors of the Company (the "Board") and shall be the Chairman of the Board. Executive acknowledges that, although the Board can initially appoint him to the Board, only the shareholders can thereafter elect him to the Board. The Company will cause Executive to be nominated for election to the Board on each occasion on which directors are to be elected during the Employment Period.

               (c) Executive shall also serve as the president and chief executive officer and on the board of directors of each subsidiary of the Company and shall hold comparable positions with respect to each other entity controlled by the Company that is not a corporation.

          1.3 Employment Period. Executive's employment under this Agreement shall begin on the date hereof and shall continue to but excluding the third anniversary of the date hereof (the "Initial Period"), unless extended as provided in this Section 1.3. This Agreement and Executive's employment hereunder shall automatically be extended for additional consecutive one-year periods ("Renewal Periods") unless, at least 90 days prior to the end of the Initial Period or any Renewal Period, either party gives written notice of nonrenewal to the other. The Initial Period and the Renewal Periods are referred to collectively as the Employment Period. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 1.4.


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          1.4 Termination.

               (a) The Board has the right to terminate Executive's employment under this Agreement, by notice to Executive in writing at any time. Any such termination shall be effective upon the date of service of such notice pursuant to Section 9.

               (b) Executive shall have the right to terminate this Agreement in the event that (i) he is at any time during the Employment Period actually or constructively deprived of any of the titles, duties, responsibilities and authority of the President, Chief Executive Officer and Chairman of the Board of the Company or any of its subsidiaries, (ii) he is at any time during the Employment Period not a member of the Board and the board of directors of each subsidiary (following his initial election to the board of such subsidiary),
(iii) the Company fails to pay him any compensation or benefits to which he is entitled hereunder within 15 days after written demand therefor, (iv) the Company breaches any other covenant hereunder and such breach is not cured to the reasonable satisfaction of Executive within 30 days after notice of breach to the Company or (v) a "Change of Control" has occurred at any time after the date of this Agreement. For that purpose, Executive shall be deemed to have been constructively deprived of the duties, responsibilities and authority of the President, Chief Executive Officer and Chairman of the Board of the Company or a subsidiary if his duties, responsibilities and authority are altered in any way so as to reduce the duties, responsibilities and authority exercised by him upon commencement of the Employment Period. A "Change of Control" means: (v) the acquisition by any entity, person or group (which theretofore beneficially owned less than 35% of the Company's Common Stock) in one or more transactions of beneficial ownership of 35% or more of the Company's Common Stock, where beneficial ownership, the percentages of shares outstanding and the existence of a group are determined pursuant to Sections 13(d) and (g) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; (w) the merger or consolidation of the Company with one or more corporations in a transaction or series of transactions in which the common stock of the Company is exchanged for, or after which the common stock of the Company theretofore outstanding constitutes, less than 60% of the voting stock of the resulting or surviving corporation, including, without limitation, an exchange of the common stock of the Company for cash or other property, or after which any entity, person or group (which theretofore beneficially owned less than 35% of the Company's Common Stock) beneficially owns 35% or more of the voting stock of the resulting or surviving corporation, or after which 50% or more of the members of the board of directors of the resulting or surviving corporation were not members of the Board immediately prior to the transaction; (x) a change, during any period of two consecutive years beginning on or after the date hereof, in the membership of the Board so that 50% or more of the members of the Board were not such members at the commencement of such two-year period; (y) the sale, assignment, transfer, pledge, hypothecation or other disposition of assets (except a pledge, hypothecation or other similar disposition made at the time the Company enters into a bona fide financing transaction with a party which at the time of such transaction is not an affiliate of the Company) of the Company having a value, as determined by the Board in good faith, in excess of one-third of the consolidated total assets of the Company or (z) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. Notwithstanding the foregoing, no acquisition of Common Stock

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by  Executive  or any  entity  controlled  by him or any  group of which he is a member shall constitute or give rise to a Change of Control and any director who is appointed or nominated for election to the Board with the approval of Executive (which approval must be evidenced by Executive's vote in favor of such appointment or nomination at a meeting or in a written consent of the Board) shall be deemed to have been a member of the Board immediately prior to any transaction and as of the commencement of any two-year period.

               (c) This Agreement shall terminate automatically upon Executive's death.

     2. Compensation and Benefits.

          2.1 Base Compensation. During the Employment Period, the Company will pay Executive a base salary at a rate of not less than $150,000 per annum (the amount actually being paid to Executive at any time being referred to as the "Base Salary"), payable in accordance with the Company's regular payroll policy. At least annually, the Board of Directors shall review Executive's Base Salary and may, in their discretion, increase, but not decrease, Executive's Base Salary. Upon termination of the Employment Period, the Base Salary for any partial year will be pro rated based on the number of days elapsed in such year during which the Employment Period had continued.

          2.2 Discretionary Bonus. Following the end of each fiscal year, the Board, in its sole discretion, may elect to cause the Company to award to Executive a bonus (the "Discretionary Bonus") for such year, in an amount to be determined by the Board in their sole judgment based upon the Executive's performance.

          2.3 Benefits. In addition to the Base Salary and any Discretionary Bonus payable to Executive hereunder, Executive will be entitled to the following benefits during the Employment Period, unless otherwise altered by the Board with respect to all executives of the Company:

               (a) Hospitalization, disability, life and health insurance, to the extent offered by the Company, and in amounts consistent with Company policy, for all key management employees, as reasonably determined by the Board;

               (b) Reimbursement for reasonable, ordinary and necessary out-of-pocket business expenses incurred by Executive in the performance of his duties, subject to the Company's policies in effect from time to time with respect to travel, entertainment and other expenses, including, without limitation, requirements with respect to reporting and documentation of such expenses; and


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               (c) Other benefit arrangements, including a 401(k) or similar tax deferral plan, to the extent made generally available by the Company to its executives and key management employees.

In addition, the Executive shall be eligible to participate in any stock option, restricted stock, stock appreciation rights or other equity incentive plan from time to time maintained by the Company for officers or employees.

          2.4 Taxes, etc. All compensation payable to Executive hereunder is stated in gross amount and shall be subject to all applicable withholding taxes and any other amounts required by law to be withheld.

          2.5 Options. Upon the date hereof, the Company shall grant to Executive options (the "Options") to purchase shares of the Company's common stock, $.0001 par value ("Common Stock"), as follows:

                    No. Shares                 Exercise Price
                    ----------                 --------------

                     1,000,000                    $  4.50
                     1,000,000                       6.00
                     1,000,000                       9.00
                     1,000,000                      12.00
                     ---------

                     4,000,000
                     =========

The Options with an exercise price of $4.50 per share and $6.00 per share shall be exercisable immediately upon the date hereof. The Options with an exercise price of $9.00 per share and $12.00 per share shall become exercisable upon the first anniversary of the date hereof, subject to the terms of the Options. The Options shall be in the form annexed hereto as Exhibit A with appropriate completions to reflect the number of shares, the exercise price and the timing of exercisability for each option.

     3. Time Required; Other Interests; Corporate Opportunities.

               (a) The Company acknowledges that Executive has a variety of other business, civic, political and personal interests and will in the future pursue additional business opportunities and civic, political and personal interests. Executive shall be free to pursue such other interests and opportunities and shall not be required to devote his full business time and effort to the affairs of the Company hereunder. Executive shall be obligated to devote to the Company's affairs only such time and effort as, in his reasonable, good faith judgment, they require. It is understood that Executive will generally oversee the operations of the Company during the term of this Agreement, but will cause the operations to be conducted by employees of the Company and employees of BMG (as defined below) pursuant to the Cost Sharing Agreement (as defined below). The Company understands and agrees that Executive may perform his obligations hereunder from any location and that he is not


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required to be present in the  Company's  offices for any  particular  amount of time. In no event shall Executive's failure to devote a particular amount of time to the Company's affairs or Executive's absence from the Company's offices for any particular amount of time be deemed a breach of or failure to perform his obligations hereunder. The Company may not require Executive to locate his principal offices at any location other than the offices of BMG as contemplated by Section 4.

               (b) Executive's other interests include and may in the future include oil and gas interests and operations. In order to avoid any uncertainty as to the Company's right to participate in any other activities that Executive may have or undertake under the "corporate opportunity" doctrine, the parties have agreed that Executive will offer to the Company any opportunity to acquire any Oil and Gas Interests (as defined below) of which Executive becomes aware during the Employment Period and which Executive desires to pursue; provided, however, that Executive shall not be obligated to offer to the Company any such opportunity that exists or arises under any agreement to which Executive or any entity controlled by him was a party as of the date hereof. If Executive does not believe that the Company should pursue any such opportunity, and wishes to pursue or cause an entity controlled by him to pursue such opportunity, he shall give written notice of that fact to the Company, with a copy to each member of the Board, describing the opportunity in reasonable detail. Executive shall provide such additional information concerning the opportunity as any member of the Board may reasonably request. The Company shall have a period of 15 days after such notice to notify Executive of its decision to have the Company pursue the opportunity. If the Company fails to give such notice within that 15-day period, Executive or any other entity designated by him shall be free to pursue the opportunity for his or its own account, with no further obligation to the Company. Except as expressly provided in this Section 3(b), Executive shall have no obligation to offer any business opportunity to the Company and shall be free to pursue any such opportunity for his own account or the account of any other entity, whether or not such opportunity might otherwise be deemed to be within the scope of the Company's business. Without limiting the generality of the foregoing, Executive shall not be obligated to offer any opportunity to acquire any Oil and Gas Interest outside the Territory to the Company. As used in this
Section 3(b), (a) "Oil and Gas Interests" means any form of ownership of oil and/or gas minerals or the right to receive a portion of the proceeds of sale thereof and any facilities used in connection with the processing or transportation thereof, and (b) "Territory" means the continental United States of America except for the following: (i) Blaine, Pawnee and Canadian Counties, Oklahoma, (ii) the Denver-Julesburg Basin in Colorado and Wyoming, (iii) the Piceance Basin in Colorado, and (iv) oil and gas properties owned directly or indirectly by Executive or by any entity in which Executive owns an interest as of the date of this Agreement ("Existing Properties"), any property subject to an area of mutual interest or similar provision relating to an Existing Property and any property that directly adjoins an Existing Property.

     4. Use of BMG Facilities and Personnel; Cost Sharing Agreement. Executive is the sole shareholder of Benson Mineral Group, Inc. ("BMG"). BMG has offices in Denver, Colorado that are equipped with systems designed for oil and gas operations which are superior to the systems presently used by the Company. BMG also has a number of employees with expertise needed by the Company to effectively conduct its operations and pursue existing opportunities. In

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order to avail itself of BMG's  facilities,  systems and personnel,  the Company shall locate its principal executive offices at the offices of BMG. Executive may cause officers and employees of BMG to provide services to the Company, and may cause the Company to use the systems and facilities of BMG, in each case in such areas, in such manner and to such extent as he deems appropriate in his sole discretion. The Company shall bear all costs of relocating its principal executive offices to BMG's offices, including any modifications in BMG's offices or systems reasonably necessary to accommodate that change. Executive shall determine, in his sole discretion, whether new or existing personnel shall be employees of BMG or of the Company and may cause all such employees to be paid by a common paymaster. In the event that the addition of the Company's operations to the BMG offices now or in the future requires additional facilities or systems, Executive shall determine, in his sole discretion, whether such facilities and systems shall be procured for the Company or for BMG. Contemporaneously with the execution of this Agreement, the Company and BMG are entering into a Cost and Expense Sharing Agreement (the "Cost Sharing Agreement") pursuant to which they will share and allocate the expenses of BMG's offices, equipment and personnel. No compensation paid to Executive by the Company or BMG shall be shared under the Cost and Expense Sharing Agreement. Nothing contained in this Agreement or the Cost Sharing Agreement shall obligate BMG to provide or the Company to use any particular facilities, systems or services of BMG.

     5. Life Insurance. The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of Executive in such amounts and in such form or forms as the Company may choose. Executive shall cooperate with the Company in procuring such insurance and shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Executive shall have no interest whatsoever in any such policy or policies, except that, upon the termination of Executive's employment hereunder, Executive shall have the privilege of purchasing any such insurance from the Company for an amount equal to the actual cash surrender value thereof on the date of termination.

     6. Arbitration. Any dispute between the parties with respect to this Agreement shall be submitted to binding arbitration in Denver, Colorado pursuant to the rules of the American Arbitration Association then in force before the Judicial Arbiter Group. If the Judicial Arbiter Group is not available to conduct the arbitration, the arbitration shall be before another arbitrator mutually acceptable to the parties or, if the parties are unable to agree, before the American Arbitration Association. The Company shall pay all costs of the arbitration proceedings, including all attorneys fees and other costs incurred by both the Company and Executive in preparing for and participating in the arbitration; provided, however, that if the arbitration was commenced by Executive and the arbitrators determine that Executive's claims in the arbitration, taken as a whole, were made in bad faith and lacked colorable legal merit, they may order Executive to pay his own legal fees and other costs incurred by him in preparing for and participating in the arbitration. The arbitrators shall have the power to award any legal or equitable remedies that would be available in proceedings conducted before a state or federal court of

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competent  jurisdiction  in  Denver,  Colorado.  Judgment  on the  award  of the arbitrators may be entered in any court of competent jurisdiction. All arbitration proceedings and the results thereof shall be confidential, except to the extent that any party is required to make disclosure concerning such proceedings under applicable law.

     7. Assignment. No party hereto may assign or delegate any of its rights or obligations hereunder. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by a reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a machine confirmation of transmission. Such notices, demands and other communications shall be sent to the addresses or telecopier numbers indicated below:

                      (a)     If the Employee:

                              Bruce D. Benson
                              1560 Broadway, Suite 1900
                              Denver, Colorado 80202
                              Facsimile No.: (303) 863-1932

                      (b)     If to Company:

                              United States Exploration, Inc.
                              6623 E. 117th Street
                              Bixby, Oklahoma 74008
                              Attn:  Secretary
                              Facsimile No.: (918) 298-9112

Either party may change its address or telecopier number for notice purposes by written notice to the other party. Any notice so sent shall be deemed to have been received, notwithstanding the date or fact of actual receipt, (w) the date such notice is personally delivered, (x) the earlier of the date indicated on the return receipt or four business days after the date of mailing if sent by certified or registered mail, (y) one business day after the date of delivery to

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the  overnight  courier  if  sent  by  overnight  courier  or  (z)  the  day  of transmission by telecopy or, if the day of transmission is not a business day in the jurisdiction where the recipient's telecopier is located, the next business day.

     10. Entire Agreement. This Agreement and the Cost Sharing Agreement set forth the entire understanding of the parties, and supersede and pre-empt all prior oral or written understandings and agreements, with respect to the subject matter hereof and thereof. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is asserted.

     11. Waiver. Either party's failure to enforce any provision of this Agreement shall not be construed as a waiver of that provision or any other provision as to that or any future violations thereof, nor prevent that party thereafter from enforcing each and every provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

     12. No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully his obligations hereunder.

     13. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Colorado, without giving effect to provisions thereof regarding conflict of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                         UNITED STATES EXPLORATION, INC.



                                             By:  /s/ Demitrie D. Carone
                                                --------------------------------
                                            Its:  President
                                                --------------------------------



                                                   /s/ Bruce D. Benson
                                                 -------------------------------
                                                 Bruce D. Benson


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                                    EXHIBIT A

                                 FORM OF OPTION





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